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Exhibit 4.1

No. INV-

                                                                        $100,000


                                 BIOCORAL, INC.

                                 March 31, 2000

                  3 Year 6 Percent Convertible Promissory Note
                             Due December 31, 2002


     BioCoral, Inc., a Delaware corporation (the "Corporation"), for value received, promises to pay to [ ] or registered assigns, the sum of $100,000 on December 31, 2002, and to pay interest at the rate of 6 percent per annum annually on the last day of December of each year, computed from March 31, 2000 (the "issue date"). Payment of principal and interest shall be made at the offices of the Corporation, either in lawful money of the United States of America or in shares of the Corporation's common stock, at a rate determined in accordance with Section 2(a-b) hereof, all at the Corporation's sole option. Payment for a redeemed Note shall be mailed to the registered owner or owners hereof at their address last appearing on the books of the Corporation.

     This note is one of a duly authorized issue of the Corporation's Notes in the aggregate amount of at least $1,500,000, and issued in denominations or multiples of $100,000, all of like tenor and maturity, except variations necessary to express the number, principal amount and payee of each Note.

1. Pari Passu. All Notes of this issue rank pari passu without priority over one another.

2.   Conversion.

2a. Principal Amount. The holder or holders of this Note (subject Company approval and consent) may at any time, convert the principal amount of the note hereof into shares of the Corporation's common stock ranking pari passu at the conversion ratio of $0.045 of Note principal for one share of the Corporation's common stock. To convert this Note, the holder or holders hereof must surrender the same at the office of the Corporation, together with a written instrument of transfer in a form satisfactory to the Corporation, properly completed and executed and with a written notice of conversion.

2b. Interest Amount. If, at any time, the Corporation, at it sole option, shall seek to pay interest on this Note in shares of its common stock as provided in the first pre-numbered paragraph of this Note the number of shares of the Corporation's common stock into which such






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     interest is to be converted shall be obtained by utilizing the average closing sale price of such shares in the over-the-counter market for the 20 trading days immediately preceding the date such interest is due.

2c. Adjustments to Conversion or Redemption. If the Corporation at any time pays to the holders of its common stock a dividend in common stock, the number of shares of common stock issuable upon the conversion of redemption of this Note shall be proportionally increased effective at the close of business on the record date for determination of the holders of the common stock entitled to the dividend.

     If the Corporation at any time subdivides or combines in a larger or smaller number of shares, its outstanding shares of common stock, then the number of shares of common stock issuable upon the conversion or redemption of this Note shall be proportionally increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective, provided, however, that this provision shall not take effect until after the completion a maximum of first two reverse split of the common stock of the Corporation effected after the Issue Date.

     If the Corporation is recapitalized, consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of the recapitalization, consolidation, merger, sale, or conveyance so that the holder or holders of this Note may receive, in lieu of the common stock otherwise issuable to them upon conversion or redemption hereof, at the same conversion ratio, the same kind and amount of securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the common stock.

3. Fractional Shares. In lieu of issuing any fraction of a share upon the conversion or redemption of this Note or in payment of any interest thereon, the Corporation shall pay to the holder hereof for any fraction of a share otherwise issuable a rounded-up full share.

4. Redemption/Callability. The Corporation may, at any time, prepay in whole or in part the principal amount, plus accrued interest to the date of prepayment, of all outstanding Notes of this issue, upon 30 days' written notice by certified or registered mail to the registered owners of all outstanding Note. Such payment shall be made either in cash or in shares of the Corporation's common stock determined in accordance with Section 2a hereof for conversion of the principal amount and in accordance with
     Section 2b hereof for interest payment, in the Corporation's sole discretion. Such notice shall be mailed to Note holders at their addresses last appearing on the Corporation's books.






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5.   Registered Owner. The Corporation may treat the person or persons whose name or names appear on this Note as the absolute owner or owners thereof for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes.

6. Release of Shareholders, Officers and Directors. This Note is the obligation of the Corporation only, and no recourse shall be had for the payment of any principal or interest hereon against any shareholder, officer or director of the Corporation, either directly or through the Corporation, by virtue of any statute for the enforcement of any assessment or otherwise. The holder or holders of this Note, by the acceptance hereof, and as part of the consideration for this Note, release all claims and waive all liabilities against the foregoing persons in connection with the Note.

7. Restricted Securities. Neither this Note nor any shares issuable upon conversion, redemption or payment of interest hereon, have been registered under the Securities Act or other state securities laws, and are being sold without any such registration in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. As such, there will be substantial restrictions on its and their transferability. Each Note holder should consult his/her/its own counsel regarding such transferability.




                                 BIOCORAL, INC.



                                 By:
                                     -------------------------------
                                     Nasser Nassiri, Chairman





                                 By:
                                     -------------------------------
                                     Yuhko Grossmann, Director